                                          File No. 333-______________

   As filed with the Securities and Exchange Commission on December 30, 1998
   --------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                   _________________________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                   _________________________________________

                                 CHEMFIRST INC.
               (Exact name of issuer as specified in its charter)

               MISSISSIPPI                                 64-0354930
       (State of Incorporation)                   (I.R.S. Employer ID Number)

            700 NORTH STREET
          JACKSON, MISSISSIPPI                                  39202
(Address of Principal Executive Offices)                      (Zip Code)


                  CHEMFIRST INC. 1998 LONG-TERM INCENTIVE PLAN
                            (Full Title of the Plan)

                          JAMES L. MCARTHUR, SECRETARY
                                 CHEMFIRST INC.
                                 P. O. BOX 1249
                        JACKSON, MISSISSIPPI  39215-1249
                                 (601) 948-7550
           (Name, address and telephone number of agent for service)


                                      CALCULATION OF REGISTRATION FEE

    Title of               Amount            Proposed           Proposed Maximum      Amount of
  Securities to             to be       Maximum Offering            Aggregate        Registration
  be Registered           Registered     Price Per Share(1)       Offering Price          Fee
 ---------------         ------------   -------------------    -------------------   -------------
Common Stock                950,000          $18.6563               $17,723,485          $4,927.13
par value $1.00             shares(2)

Phantom Share Units        maximum of           N/A                      N/A                 N/A
                         950,000 units (3)

(1) Estimated solely for calculation of the registration fee pursuant to Rule 457(h).
(2)  Subject to anti-dilution increases permitted by Rule 416.
(3) Maximum number of share units is equal to the total number of share units which would be convertible into 950,000 shares of common stock.

                                    PART II


INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   Incorporation of Documents by Reference

The following documents filed with the Commission by ChemFirst Inc. ("the Company") are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (2) Proxy Statement for the Annual Meeting of Stockholders of the Company held on May 27, 1998; (3) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and (4) the description of the Company's Common Stock, par value $1.00, contained in Item 1 of the Company's Registration Statement on Form 8-A filed on December 9, 1996, (File No. 001-12547) including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   Common Stock

Not applicable.

          Phantom Share Units

The phantom share units being registered hereby consist of phantom units of Company common stock or an amount of cash equal to the value of a share of common stock at a future date. They are merely a means of recording a hypothetical investment in Company common stock or a right to receive a cash payment and are not actual shares of stock. Phantom share units have none of the voting or liquidation rights of Company common stock. Phantom share units have no dividend rights per se; however, holders of phantom share units will be entitled to certain dividend equivalents provided for by the Plan. Specifically, on any date when cash dividends are paid on the shares of Company common stock, each participant credited with phantom share units under the Plan as of the record date for such dividend will be credited with a number of additional share units determined by dividing (i) the aggregate dollar amount of such cash dividends payable in respect of such participant's phantom share units (determined by multiplying the dollar value of the dividend paid upon a single share of Company common stock by the number of share units held by such participant) by (ii) the fair market value of the Company's common stock as of the record dividend date.

ITEM 5.   Interests of Named Experts and Counsel

Legal matters, other than those relating to tax consequences, in connection with the securities covered by this Prospectus have been passed upon by J. Steve Chustz, General Counsel of the Company. Mr. Chustz also serves as General Counsel for various subsidiaries of the Company. As of November 30, 1998, Mr. Chustz beneficially owned 47,104 shares of the Company's Common Stock which includes 45,037 shares of the Company's Common Stock which Mr. Chustz has the right to acquire through the exercise of Non-Qualified Stock Options. Also as of November 30, 1998, Mr. Chustz beneficially owns 1,769 of the Company's share units.

The consolidated financial statements and financial statement schedules of the Company and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, which are incorporated herein by reference, have been incorporated herein in reliance upon the report, also incorporated herein by reference, of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Company and subsidiaries issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated herein by reference in reliance upon their reports and said authority.

ITEM 6.   Indemnification of Directors and Officers

Subarticle E of Article 8 of the Mississippi Business Corporation Act ("MBCA") empowers a Mississippi corporation to indemnify against liability an individual who is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal (a "Proceeding"), because such person is or was a director of the corporation. To be eligible for indemnification, the director must have conducted himself in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Liability indemnified against includes the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a Proceeding. The

MBCA precludes a corporation from indemnifying a director in connection with a Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other Proceeding charging improper personal benefit to a director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that the personal benefit was improperly received by the director.

Subarticle E further provides that if a director is wholly successful, on the merits or otherwise, in the defense of any Proceeding to which he was a party because he is or was a director, the corporation must indemnify him against reasonable expenses incurred in connection with the Proceeding. Also, a court may order a company to indemnify a director if it determines the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. Subarticle E also allows corporations to indemnify officers, employees or agents to the same extent as directors, and provides for mandatory or court-ordered indemnification for these persons as described above. Finally, the MBCA allows corporations to purchase and maintain insurance on behalf of directors, officers, employees or agents against liability asserted against or incurred by them in that capacity or arising from their status as such, whether or not the corporation would have the power to indemnify such persons against liability under Subarticle E.

The Company's Bylaws provide for indemnification of Company's officers and directors to the fullest extent allowed by Mississippi law and further permit such indemnification with respect to other employees and agents. The Company entered into indemnification agreements with certain of its officers and its directors. The effect of these agreements is to add a contractual right of indemnification to the indemnification rights otherwise granted by law.

The Company maintains directors' and officers' liability insurance which protects each director and officer from certain claims and suits, including shareholder derivative suits, even where the director may be determined to not be entitled to indemnification under the MBCA, and claims and suits arising under the Securities Act of 1933, as amended. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the interests of the Company.

The foregoing represents a summary of the general effect of the MBCA, the Company's Amended and Restated Articles of Incorporation and Bylaws and directors' and officers' liability insurance coverage for purposes of general description only.

ITEM 7.   Exemption from Registration Claimed

Not applicable.

ITEM 8.   Exhibits


             4.1 ChemFirst Inc. 1998 Long-Term Incentive Plan was included as Appendix A to the Company's Proxy Statement filed in connection with the Annual Meeting of Stockholders held on May 27, 1998, and is incorporated by reference.

             4.2 Amended and Restated Articles of Incorporation of ChemFirst Inc. were filed as Exhibit 3.1 to Amendment No. 1 to the Company's Form S-1 (Registration No. 333-15789) filed on November 18, 1996, and are incorporated herein by reference.

             4.3    Bylaws of ChemFirst Inc., as amended November 24, 1998.

             4.4 Rights Agreement, dated as of October 30, 1996, between the Company and KeyCorp Shareholder Services, Inc. was filed as
                    Exhibit 4 to Amendment No. 1 to the Company's Form S-1 (Registration No. 333-15789) filed on November 18, 1996, and is incorporated herein by reference.

             4.5 First Amendment to Rights Agreement dated effective May 1, 1997 by and among the Company, KeyCorp Shareholder Services, Inc. and The Bank of New York.

             5.1 Opinion of J. Steve Chustz as to legality of securities being registered.

            23.1 Consent of J. Steve Chustz is contained within the opinion of counsel filed as Exhibit 5.1.

            23.2    Consent of KPMG Peat Marwick LLP.

            24.1 Power of Attorney by each of the directors of the Company appointing J. Kelley Williams and R. M. Summerford as attorney-in-fact is located at page 8 of this Registration Statement.


ITEM 9.   Undertakings

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on November 24, 1998.

                                CHEMFIRST INC.



                                BY:  /s/ J. Kelley Williams
                                    -------------------------------------
                                    J. Kelley Williams, Chairman and
                                     Chief Executive Officer



       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Kelley Williams and R. M. Summerford and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


        SIGNATURE                     TITLE                     DATE
        ---------                     -----                     ----

/s/ J. Kelley Williams          Chairman of the Board     November 24, 1998
--------------------------      of Directors,
J. Kelley Williams              Chief Executive Officer
                                and Director

/s/ R. M. Summerford            President and              November 24, 1998
--------------------------      Chief Operating Officer
R. M Summerford

        SIGNATURE                     TITLE                     DATE
        ---------                     -----                     ----


/s/ Max P. Bowman            Vice President, Finance       November 24, 1998
--------------------------   and Treasurer (Chief
Max P. Bowman                Financial Officer)


/s/ Troy B. Browning         Controller                    November 24, 1998
--------------------------   (Principal Accounting
Troy B. Browning             Officer)


/s/ Richard P. Anderson      Director                      November 24, 1998
--------------------------
Richard P. Anderson


/s/ Paul A. Becker           Director                      November 24, 1998
--------------------------
Paul A. Becker


/s/ James W. Crook           Director                      November 24, 1998
--------------------------
James W. Crook


/s/ Michael J. Ferris        Director                      November 24, 1998
--------------------------
Michael J. Ferris


/s/ James E. Fligg           Director                      November 24, 1998
--------------------------
James E. Fligg


/s/ Robert P. Guyton         Director                      November 24, 1998
--------------------------
Robert P. Guyton


/s/ Paul W. Murrill          Director                      November 24, 1998
--------------------------
Paul W. Murrill


/s/ William A. Percy, II     Director                      November 24, 1998
--------------------------
William A. Percy, II


/s/ Dan F. Smith             Director                      November 24, 1998
--------------------------
Dan F. Smith


/s/ Leland R. Speed          Director                      November 24, 1998
--------------------------
Leland R. Speed


/s/ R. Gerald Turner         Director                      November 24, 1998
--------------------------
R. Gerald Turner

                               Index to Exhibits

Exhibit No.     Description
----------      -----------
   4.1          ChemFirst Inc. 1998 Long-Term Incentive Plan was included as
                Appendix A to the Company's Proxy Statement filed in connection with the Annual Meeting of Stockholders held on May 27, 1998, and is incorporated by reference.

   4.2          Amended and Restated Articles of Incorporation of ChemFirst Inc.
                were filed as Exhibit 3.1 to Amendment No. 1 to the Company's Form S-1 (Registration No. 333-15789) filed on November 18, 1996, and are incorporated herein by reference.

   4.3          Bylaws of ChemFirst Inc., as amended November 24, 1998.

   4.4 Rights Agreement, dated as of October 30, 1996, between the Company and KeyCorp Shareholder Services, Inc. was filed as
                Exhibit 4 to Amendment No. 1 to the Company's Form S-1 (Registration No. 333-15789) filed on November 18, 1996, and is incorporated herein by reference.

   4.5 First Amendment to Rights Agreement dated effective May 1, 1997 by and among the Company, KeyCorp Shareholder Services, Inc. and The Bank of New York.

   5.1 Opinion of J. Steve Chustz as to legality of securities being registered.

  23.1 Consent of J. Steve Chustz is contained within the opinion of counsel filed as Exhibit 5.1.

  23.2          Consent of KPMG Peat Marwick LLP.

  24.1 Power of Attorney by each of the directors of the Company appointing J. Kelley Williams and R. M. Summerford as attorney-in-fact is located at page 8 of this Registration Statement.